As filed with the Securities and Exchange Commission on May 6, 1999.
                                               Registration No. 333-77053


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                      FRONTLINE COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                     7379                    13-3950283
      (state or other     (Primary standard industrial       (IRS employer
      jurisdiction of        classification number)         identification
       incorporation                                            number)
     or organization)

                         One Blue Hill Plaza, 6th Floor
                           Pearl River, New York 10965
                                 (914) 623-8553

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                Stephen J. Cole-Hatchard, Chief Executive Officer
                      Frontline Communications Corporation
                         One Blue Hill Plaza, 6th Floor
                           Pearl River, New York 10965
                                 (914) 623-8553

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------

                                   Copies to:

                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                          Telephone No. (212) 885-5000
                          Telecopier No. (212) 885-5001

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

SEC registration .........................................      $ 2,134.51

Printing and engraving costs .............................        2,000.00

Legal fees and expenses ..................................       25,000.00

Accounting fees and expenses .............................       15,000.00

Miscellaneous ............................................      $ 5,865.49
                                                                ----------

        Total ............................................      $50,000.00
                                                                ==========

----------
 * To be provided by amendment.


Item 14.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") contains the provisions entitling the Registrant's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Certificate of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Registrant or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Registrant or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the By-Laws require the Registrant to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Registrant for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

     During the past three years, the Company sold the following unregistered securities:

     In February 1997, the Company issued an aggregate of 1,168,000 shares of Common Stock for consideration of $.01 per share to the following persons: Nicko Feinberg, Michael Char, Stephen J. Cole-Hatchard, Stephen Cole-Hatchard Family Limited Partnership, Michael Olbermann, Vestrco, Inc., Nino Fontana, Michael Garvey, Jeffrey Cohen, Edward Anderson, Peter Morris and Jay Edward & Partners, Ltd.

     In February 1997, the Company issued options to purchase an aggregate of 165,600 shares of Common Stock (net of forfeitures) to: Michael Garvey, Jeffrey Cohen, Sharon Baker, Ron Signore, Chris Ann Stolecki and Jennifer Brodil. Options issued to Ms. Baker and Mr. Signore were issued in consideration of consulting services.

     In May 1997, the Company issued an aggregate of 160,000 shares of Common Stock for consideration of $2.00 per share to the following persons: Allen Markowitz, William A. Barron, The Rough Group, Robert E. Sullivan and Virginia
M. Sullivan, Richard Baker, William E. Stolecki and James W. Stolecki, Doris Cole- Hatchard, Patrick Keenan, Douglas J. Cole-Hatchard Jr., James P. Quinn and Deborah A. Quinn, William J. Collins, Lewis L. Prince, Michael J. Dooling, Maureen T. Donoghue, Geraldine Garvey, Edwin Kahn and Wilma R. Kahn, Bruce G. Tracy, Elizabeth M. Dooling, FKF Holding Company, L.P.

     In December 1997, the Company issued 100,000 shares of Common Stock and options to purchase 80,000 shares to Ronald Shapss. The securities issued to Mr. Shapss were issued in consideration of consulting services. In addition, 300,000 warrants were issued to Edward Anderson (40,000), Doris Cole-Hatchard (64,000) and The Rough Group (196,000) in connection with a private placement.

     In October 1998, we issued 10 shares of series A convertible preferred stock to the stockholders of WOWFactor, Inc. in connection with our acquisition of all of the outstanding common stock of WOWFactor, Inc. The series A preferred stock is convertible on July 15, 1999 into a maximum of 250,000 shares of our common stock.

     In December 1998, we issued 113,364 shares of our common stock to the stockholders of Webspan, Inc. in connection with our acquisition of substantially all of the assets of Webspan, Inc.

     In March 1999, we issued 158,856 shares of our common stock and warrants to purchase 21,662 shares of our common stock to two investors in a private transaction for aggregate consideration of $2,000,000.

     Each of the above investors had full access to information relating to the Company and represented to the Company that he or she had the required investment intent. Each of the above investors was sophisticated in that he or she had such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment. In addition, the above-referenced securities will bear appropriate restrictive legends, and stop transfer orders will be placed against such securities.

     In connection with the above referenced issuances, the Company relied on
Section 4(2) under the Securities Act of 1933 as transactions by an issuer not involving any public offering.

Item 16.  Exhibits

3.1    Certificate of Incorporation of the Company.+

3.2    By-Laws of the Company.+

4.1    Certificate of Designation of Series A Preferred Stock.++

5 Opininion of Tenzer Greenblatt LLP as to the legality of the securities being registered

10.1   Employment Agreements with Messrs. Cole-Hatchard, Feinberg and
       Olbermann.+

10.2   Employment Agreement with Ms. Margaret McGillin.++

10.3 Stock Purchase Agreement dated as of October 1, 1998 by and among the Company, WOWFactor, Inc. and the WOWFactor stockholders.++

10.4 Form of Registration Rights Agreement among the Company and the WOWFactor stockholders.++

10.5 Asset Purchase Agreement dated as of October 9, 1998 by and between the Company and Roxy Systems, Inc. d/b/a Magic Carpet.++

10.6 Letter Offer to Purchase Substantially all of the Assets of US Online, Inc.+++

10.7 Asset Purchase Agreement dated as of November 24, 1998 by and among the Company, Webspan, and the sole stockholder of Webspan.++++

10.8 Amendment to Asset Purchase Agreement dated December 17, 1998 by and among the Company, Webspan, and the sole stockholder of Webspan.++++

10.9 Form of Registration Rights Agreement among the Company and the sole stockholder of Webspan.++++

10.10  1997 Stock Option Plan of the Company.+

10.11  Stock Purchase Agreement dated March 25, 1999, with Exhibit A+++++

10.12  Registration Rights Agreement dated March 25, 1999, with Exhibit A+++++

23.1   Subsidiaries*

23.2   Consent of BDO Seidman, LLP*

23.3   Consent of Joseph J. Repko, CPA*

23.4   Consent of Steven H. Mermelstein, CPA*

------------

*      Previously filed.

+ Incorporated by reference to the applicable exhibit contained in the Company's Registration Statement on Form SB-2 (file no. 333-34115).

++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated October 9, 1998.

+++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated October 23, 1998.

++++ Incorporated by reference to the applicable exhibit contained in the Company's Current Report on Form 8-K dated December 17, 1998.

+++++ Incorporated by reference to the applicable exhibit contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Pearl River, State of New York, on May 6, 1999.

                      FRONTLINE COMMUNICATIONS CORPORATION


                      By: /s/ Stephen J. Cole-Hatchard
                          -------------------------------------------------
                          Stephen J. Cole-Hatchard, Chief Executive Officer

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Stephen J. Cole-Hatchard, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of Frontline Communications Corporation and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                                      Title                             Date
---------                                                      -----                             ----
/s/ Stephen J. Cole-Hatchard                    Chief Executive Officer, President and        May 6, 1999
------------------------------------            Director (Principal Executive Officer)
Stephen J. Cole-Hatchard

/s/ Nicko Feinberg*                             Chief Information Officer, Executive Vice     May 6, 1999
------------------------------------            President of Technology and Director
Nicko Feinberg

/s/ Michael Olbermann*                          Chief Operating Officer, Executive Vice       May 6, 1999
------------------------------------            President and Director
Michael Olbermann

/s/ Vasan Thatham*                              Chief Financial Officer and Executive Vice    May 6, 1999
------------------------------------            President (Principal Accounting Officer)
Vasan Thatham

/s/ Amy Wagner-Mele                             Executive Vice President, Secretary and       May 6, 1999
------------------------------------            General Counsel
Amy Wagner-Mele

/s/ Margaret McGillin                           Executive Vice President of Sales,            May 6, 1999
------------------------------------            Marketing and Business Development
Margaret McGillin

/s/ Ronald Signore                              Director                                      May 6, 1999
------------------------------------
Ronald Signore

/s/ Ronald Shapss                               Director                                      May 6, 1999
------------------------------------
Ronald Shapss

*By /s/ Stephen J. Cole-Hatchard                                                              May 6, 1999
    ---------------------------------------
    (Stephen J. Cole-Hatchard as Attorney-
    in-Fact for each of the persons indicated)